Exhibit 10.4

BOARD RIGHTS AGREEMENT

This BOARD RIGHTS AGREEMENT (this “Agreement”), dated as of August 4, 2021, is entered into by and among Nuvve Holding Corp., a Delaware corporation (the “Company”), and Stonepeak Rocket Holdings LP, a Delaware limited partnership (“Stonepeak,” and together with its Affiliates that Beneficially Own Common Stock or the Preferred Units, the “Investors”).

RECITALS

WHEREAS, on May 17, 2021, the Company entered into a letter agreement (the “Letter Agreement”) with Stonepeak and Evolve Transition Infrastructure LP, a Delaware limited partnership (“Evolve”), pursuant to which the parties agreed to negotiate in good faith to enter into definitive agreements relating to the proposed formation of a joint venture, Levo Mobility LLC (“Levo,” and such joint venture and transactions contemplated thereby, the “Transactions”);

WHEREAS, concurrently with the signing of the Letter Agreement, the Company issued to Stonepeak and Evolve those certain Series B Warrants, Series C Warrants, Series D Warrants, Series E Warrants and Series F Warrants of the Company, in each case to purchase shares of the Company’s common stock, par value $0.0001 (the “Common Stock”), up to 6,000,000 shares in the aggregate (allocated 90% to Stonepeak and 10% to Evolve);

WHEREAS, concurrently with the signing of the Letter Agreement, the Company also entered into that certain Securities Purchase Agreement (the “Securities Purchase Agreement”) with Stonepeak and Evolve, pursuant to which, from time to time between November 13, 2021 and November 17, 2028, Stonepeak and Evolve may elect, in their sole discretion, to purchase up to an aggregate of $250 million in shares of Common Stock at a purchase price of $50.00 per share (allocated 90% to Stonepeak and 10% to Evolve);

WHEREAS, concurrently with the signing of this Agreement, the Company, Stonepeak and Evolve have consummated the Transactions and entered into that certain First Amended and Restated Limited Liability Company Agreement of Levo, dated as of the date hereof (the “LLC Agreement”);

WHEREAS, pursuant to the LLC Agreement and the transactions contemplated thereby, Stonepeak will provide capital to Levo in exchange for Class B Preferred Units of Levo (the “Preferred Units”);

WHEREAS, in connection with, and effective upon, the consummation of the Transactions, the Company and the Investors wish to set forth certain understandings between such parties with respect to certain board designation rights.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Beneficial Owner” means, with respect to a security, any Person that directly or indirectly, through any agreement, arrangement, understanding or otherwise has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security, or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own (A) any security that is not issued and outstanding (including, for certainty, any security that may be issued through the exercise of any option, warrant or right, or the conversion of any other security), or (B) any security as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act. The terms “Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” shall have correlative meanings.

“Board” means the Board of Directors of the Company.

“Board Observer” has the meaning set forth in Section 2.1(a) of this Agreement.

“Business Days” means any day except Saturday, Sunday and any day on which banking institutions in New York, New York generally are closed as a result of federal, state or local holiday.

“Commission” has the meaning set forth in Section 2.2(a) of this Agreement.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Competitor” means any Person that directly engages in business activities similar to those business activities engaged in by the Company; provided, that no private equity or similar investment fund shall be deemed to engage in business activities similar to those engaged in by the Company by virtue of any such fund’s ownership or Control of portfolio companies or individual investments.

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Equity Threshold Amount” has the meaning set forth in Section 2.1(a) of this Agreement.

“Evolve” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Investor Director” has the meaning set forth in Section 2.2(a) of this Agreement.

“Investors” has the meaning set forth in the preamble to this Agreement.

“Investor Representative” means Stonepeak.

“Letter Agreement” has the meaning set forth in the Recitals.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law, rule or regulation and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including, to the extent applicable, (i) including the Investor Director in the Board’s slate of nominees to the stockholders for each election of the class of directors in which the Investor Director is placed, (ii) including the Investor Director in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of the class of directors in which the Investor Director is placed, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Board with respect to the election of the class of directors in which the Investor Director is placed, (iii) not nominating any candidate for the slate of nominees for each election of the class of directors in which the Investor Director is placed in opposition to the election of an Investor Director, (iv) seeking the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company if necessary, (v) executing necessary agreements and instruments, and (vi) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Nominating and Governance Committee” has the meaning set forth in Section 2.2(a) of this Agreement.

“Observation Period” has the meaning set forth Section 2.1(a) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Preferred Units” has the meaning set forth in the Recitals.

“Qualification Requirement” has the meaning set forth in Section 2.2(a) of this Agreement.

“Resignation Notice” has the meaning set forth in Section 2.2(c) of this Agreement.

“Securities Purchase Agreement” has the meaning set forth in the Recitals.

“Transactions” has the meaning set forth in the Recitals.

Section 1.2 Rules of Construction. Unless the context otherwise requires:

(a) References in the singular or to “him,” “her,” “it,” “itself” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(b) References to Articles and Sections shall refer to articles and sections of this Agreement, unless otherwise specified;

(c) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(d) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted; and

(e) References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.

Article II
GOVERNANCE MATTERS

Section 2.1 Board Observation Rights.

(a) For the periods (each, an “Observation Period”) beginning on the date hereof and continuing for so long as the Investors Beneficially Own (i) any Preferred Units or (ii) at least 10% of the issued and outstanding Common Stock (collectively, the “Equity Threshold Amount”), the Investor Representative, acting on behalf of the Investors, shall, subject to Section 2.2(e), have the right to appoint, by written notice to the Company, two individual representatives to attend (but not record) all meetings of the Board in a non-voting observer capacity and, except as set forth herein, receive all deliverables provided to the Board relating thereto (each representative, a “Board Observer”). Notwithstanding anything herein to the contrary, an individual may not be a Board Observer if such individual is an employee or director of a Company Competitor.

(b) The Company shall give each Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which the Company provides to the Board in connection with meetings of the Board to be held during such time frame; provided, that, (i) at least three (3) days prior to furnishing such information to the Board Observer (or if such notice cannot be provided three (3) days in advance, as soon as practicable), the Company shall notify the Board Observer if any material non-public information about the Company is contained therein and the Board Observer may elect, solely in his or her discretion, whether to receive such material non-public information; (ii) if a Board Observer does not, upon the request of the Company, before attending any meetings of the Board or receiving any such materials, execute and deliver to the Company a confidentiality agreement reasonably acceptable to the Company, such Board Observer may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith that such exclusion is reasonably necessary to protect confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence, to comply with law, rule or regulation or for other similar reasons; (iii) a Board Observer may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith that (A) such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company or its subsidiaries and counsel, or any privilege under any common interest or joint defense doctrine, or to comply with applicable law, rule or regulation or for other similar reasons, (B) such materials or discussion relates to items in which the Investors, Investor Representative or their Affiliates have a conflict of interest or otherwise relate to any potential transactions between or among the Company or its Affiliates and such Persons, or (C) such exclusion is necessary to avoid disclosure that is restricted by any agreement to which the Company or its Affiliates is a party or otherwise bound; and (iv) nothing herein shall prevent the Board from taking any action by written consent; provided, however, that the Company shall provide written notice to Stonepeak and such Board Observer of (x) any meeting of the Board from which such Board Observer is to be excluded at the same time as notice of such meeting is given to members of the Board, and (y) any action to be taken by written consent of the Board at the same time as the form of such written consent is given to members of the Board. For the avoidance of doubt, the Board Observer shall not constitute a member of the Board, shall not be taken into account or required for purposes of establishing a quorum, and shall not be entitled to vote on, or consent to, any matters presented to the Board.

(c) Notwithstanding anything to the contrary herein, prior to disclosing any material non-public information to the Board Observer, whether in writing, in a meeting of the Board, or otherwise, to the extent reasonably practicable, the Company shall notify the Board Observer in advance that such information contains material non-public information and the Board Observer may elect, solely in his or her discretion, whether to receive such information.

(d) The Investor Representative, acting on behalf of the Investors, may remove or change either of the individuals serving as the Board Observers for any reason, with or without cause. If for any reason, either of the individuals serving as the Board Observers are removed or otherwise cease to serve as the Board Observer, the Investor Representative, acting on behalf of the Investors, may, by written notice to the Company and in accordance with Section 2.1(a), appoint a replacement Board Observer during any Observation Period. For the avoidance of doubt, the number of Board Observers under this Agreement at any given time shall never exceed two.

Section 2.2 Board Nomination Rights.

(a) For so long as the Investors collectively Beneficially Own at least 10% of the issued and outstanding Common Stock, the Company shall, upon written request by the Investor Representative, take all Necessary Action to (i) increase the size of the Board by one Person, and (ii) subject to the following provisos, cause one member of the Board to consist of the nominee designated in writing by the Investor Representative, acting on behalf of the Investors, hereunder (the “Investor Director”) and to cause such Investor Director to be appointed to one existing committee of the Board designated by the Investor Representative and any committees of the Board established after the date hereof designated by the Investor Representative, subject to the Qualification Requirements (as defined below); provided, that in making such nomination the Investor Representative shall consider, and reasonably cooperate with the Company in satisfying, any diversity requirements applicable to the Board pursuant to applicable law or applicable stock exchange rules; and provided, further, that (i) at any time the Investors collectively Beneficially Own at least 15% of the issued and outstanding Common Stock, the Company shall, upon written request by the Investor Representative, take all Necessary Action to cause the Investor Director to be appointed to two existing committees of the Board designated by the Investor Representative and any committees of the Board established after the date hereof designated by the Investor Representative, subject to the Qualification Requirements (as defined below), and (ii) at any time the Investors collectively Beneficially Own at least 25% of the issued and outstanding Common Stock, the Company shall, upon written request by the Investor Representative, take all Necessary Action to cause the Investor Director to be appointed to any committees of the Board designated by the Investor Representative, subject to the Qualification Requirements (as defined below). Notwithstanding anything to the contrary in this Section 2.2(a), the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) may choose not to nominate or appoint an Investor Director, as the case may be, if the election or appointment of such candidate to the Board or committee of the Board would result in the Company failing to comply with any rule or regulation of the U.S. Securities and Exchange Commission (the “Commission”) or any national securities exchange on which the Company’s Common Stock is listed or admitted to trading or any other applicable law, rule or regulation, and if the Nominating and Governance Committee so chooses not to nominate or appoint an Investor Director, then in the case of an election of a candidate to the Board, the Investor Representative may designate in writing a replacement director nominee until an Investor Director that is a suitable candidate, as determined by the Nominating and Governance Committee, is nominated. The Nominating and Governance Committee shall take all Necessary Action to ensure that the Investor Representative is able to designate a member to the Board and to each committee of the Board designated by the Investor Representative pursuant to this Section 2.2(a), subject to the Qualification Requirements. A nominee shall not be eligible to serve as an Investor Director if such nominee (A) does not have the requisite skill and experience to serve as a director of a public company as reasonably determined by the Board in good faith, (B) is prohibited from serving as a director pursuant to any applicable law (including the Exchange Act and the Clayton Antitrust Act of 1914, as amended) or rule or regulation of the Commission or any national securities exchange on which the Company’s Common Stock is listed or admitted to trading, (C) is an employee or director of a Company Competitor, or (D) does not irrevocably agree in writing, in a form reasonably acceptable to both the Investor Representative and the Company, subject to applicable law, to immediately resign from the Board in the event that (1) the Investors collectively cease to Beneficially Own at least 10% of the issued and outstanding Common Stock, or (2) the conditions specified in Section 2.2(c) shall have occurred (the “Qualification Requirement”); provided, that (x) any such determination that such nominee is ineligible to serve as a director pursuant to the foregoing clause (A) may only be made by unanimous approval of the Board (excluding, for the avoidance of doubt, any Investor Director who is then a member of the Board) and (y) within two (2) business days of any such determination pursuant to the foregoing clause (A), the Company shall notify Stonepeak of such determination in writing and setting forth in reasonable detail the grounds for such determination.

(b) Subject to the other provisions of this Section 2.2, the Investor Director designated by the Investor Representative and elected as a member of the Board shall serve as the Investor Director until the expiration of his or her term of office, and in such case the Investor Representative, acting on behalf of the Investors, may designate a successor Investor Director in accordance with Section 2.2(a) hereof upon prompt written notice to the Company at least 90 days prior to the first anniversary of the preceding year’s annual meeting of the stockholders of the Company; provided, that the Investor Representative must provide the Company with a reasonable opportunity for the Board and the Nominating and Governance Committee thereof to determine compliance with the provisions of Section 2.2(a) hereof.

(c) In the event that the Investor Director fails to satisfy the Qualification Requirement, the Investors agree promptly upon (and in any event within five Business Days following) receipt of a written request from the Company (a “Resignation Notice”), to cause the Investor Director who at any given time is disqualified from serving on the Board pursuant to this Section 2.2(c), to resign from the Board (and any committee thereof) effective immediately or to cause such Investor Director to be removed from the Board in accordance with Section 2.2(d).

(d) In the event of the resignation, death or removal (for cause or otherwise) of any Investor Director from the Board, the Investor Representative, acting on behalf of the Investors, shall have the right but not the obligation, such determination to be made in the sole discretion of the Investor Representative and subject to the other provisions of this Section 2.2, to designate in writing a successor Investor Director to the Board to fill the resulting vacancy on the Board (and any applicable committee thereof), subject to the Qualification Requirement. In the event that the Investor Representative chooses not to designate in writing a director to fill the resulting vacancy on the Board in accordance with the terms and conditions herein, the resulting vacancy shall remain until the Investor Representative designates a successor Investor Director in accordance with this Section 2.2.

(e) Notwithstanding anything to the contrary herein, at any time an Investor Director is serving on the Board, the number of Board Observers that the Investors may designate pursuant to Section 2.1 hereof shall be reduced from two Board Observers to one Board Observer.

Section 2.3 Governance Obligations. The Investors shall cause each Investor Director to provide to the Company, prior to nomination and appointment and on an on-going basis while serving as a member of the Board, such information and materials, including completed director and officer questionnaires, as the Company routinely receives from other members of the Board or as is required to be disclosed in proxy statements under applicable law, rule or regulation or as is otherwise reasonably requested by the Company from time to time from all members of the Board in connection with the governance, legal, regulatory, auditor or national securities exchange requirements of the Company.

Section 2.4 Reimbursement of Expenses. The Company shall reimburse each Investor Director or Board Observer for all reasonable and documented out-of-pocket expenses incurred in connection with such Investor Director’s or Board Observer’s participation in the meetings of the Board and, in the case of the Investor Director, any committee of the Board, including all reasonable and documented travel, lodging and meal expenses, consistent with the Company’s expense reimbursement policies that apply to other non-executive directors serving on the Board.

Section 2.5 D&O Insurance. The Investor Director shall be covered by the Company’s directors and officers indemnity insurance coverage on customary terms consistent with the coverage for other non-executive directors and shall be entitled to any cash or equity compensation and/or indemnification (including by entry into any indemnification agreement) available to and accepted by the other non-executive directors of the Board.

Article III
TERMINATION

Section 3.1 Termination. This Agreement shall terminate upon the earliest of (a) the date on which the Investors collectively cease to hold the Equity Threshold Amount and (b) written agreement of the parties hereto to terminate this Agreement; provided, however, that the termination of this Agreement shall not relieve any party hereto with respect to any liability for breach of this Agreement prior to such termination.

Article IV
MISCELLANEOUS

Section 4.1 Notices. Any notice or other communication provided for or permitted to be given pursuant to this Agreement by a party hereto to any other party hereto must be in writing and is duly given (a) one Business Day after being deposited with a nationally recognized overnight delivery service company that tracks deliveries, addressed to such other party, with overnight service guaranteed, all charges paid and proof of receipt requested, (b) when delivered in person to such other party or (c) when sent via email (utilizing the delivery receipt, read receipt or similar function), on the date sent by e-mail if sent before 5:00 p.m., New York time, and on the next business day if sent after such time. In each case the notice or communication should be addressed as follows:

(a)	If to the Investor:

Stonepeak Partners LP

55 Hudson Yards

550 W. 34th Street, 48th Floor

New York, NY 10001

Attention: Trent Kososki, William Demas and Adrienne Saunders

Email: [***]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Julian J. Seiguer, P.C. and John D. Pitts, P.C.

Email: [***]

(b)	If to the Company:

Nuvve Holding Corp.

2468 Historic Decatur Road

San Diego, California 92106

Attention: Gregory Poilasne and Stephen Moran

Email: [***]

with a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02110

Attention: Sahir Surmeli and Eric Macaux

Email: [***]

Section 4.2 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice-of-law principles that would require the application of the laws of any other jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its properties, to the exclusive jurisdiction of the courts of the State of New York sitting in New York City in the borough of Manhattan or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein, as the appropriate, sole and exclusive venue to for purposes of any suit, action or other proceeding under or arising out of, or matter of interpretation of, this Agreement or the rights of the parties under this Agreement. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT IT MAY DO SO UNDER APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING UNDER OR ARISING OUT OF, OR MATTER OF INTERPRETATION OF, THIS AGREEMENT OR THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT.

Section 4.3 Assignment; Entire Agreement; Amendments; Waivers. No party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided, however, that an Investor may assign any of its rights hereunder to any of its Affiliates. Any attempted assignment in violation of this Agreement shall be void ab initio. This Agreement, the other Transaction Documents (as defined in the LLC Agreement), that certain Non-Disclosure Agreement, by and between Stonepeak and Nuvve Corporation, a Delaware corporation (the “NDA”), and that certain joinder to the NDA, by and between Stonepeak and Evolve, constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all prior understandings, whether written or oral, between the Company and the Investors with respect to the contents hereof. This Agreement may not be amended or modified, in whole or in part, except by a written instrument executed by the Company and the Investor Representative expressly so amending, or modifying this Agreement or any part hereof. Any agreement on the part of any party hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party hereto. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 4.4 Specific Performance. Each party hereto agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and monetary damages, even if available, would not be an adequate remedy. It is accordingly agreed that each party hereto shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach and without the necessity to post any bond or other security in connection with any such order or injunction, this being in addition to any other remedy to which any party hereto is entitled to at law or in equity.

Section 4.5 Non-Recourse. Each party hereto agrees that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties hereto, and no claims of any nature whatsoever arising under or relating to this Agreement shall be asserted against any individual, entity or other person other than the parties hereto, and no individual, entity or other person that is not a party hereto shall have any liability arising out of or relating to this Agreement.

Section 4.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other individual, entity or other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, that any individual, entity or other person other than the parties hereto shall be an express third-party beneficiary of Section 4.5.

Section 4.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by e-mail or other electronic transmission (including “.pdf” or “.tif” format) shall be as effective as delivery of an original executed counterpart of this Agreement.

Section 4.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 4.9 Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 4.10 Liability of Investor Representative. The Investor Representative, solely in its capacity as the Investor Representative, shall have no liability (whether in contract or in tort, in law or in equity, or granted by statute) to the Investors for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to, this Agreement. The Company shall be entitled to rely conclusively and without any inquiry on any and all instructions of, and decisions or actions taken or omitted to be taken by, the Investor Representative under this Agreement without any liability to the Investors or obligation to inquire as to such instructions, decisions, actions or omissions, including the authority or validity thereof, all of which instructions, decisions, actions or omissions shall be legally binding on the Investors.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

NUVVE HOLDING CORP.

/s/ Gregory Poilasne
Name:	Gregory Poilasne
Title:	Chairman and Chief Executive Officer

(Signature Page to Board Rights Agreement)

STONEPEAK ROCKET HOLDINGS LP

By: STONEPEAK ASSOCIATES IV LLC, its general partner

By:	/s/ Jack Howell
Name:	Jack Howell
Title:	Senior Managing Director

(Signature Page to Board Rights Agreement)